Exhibit 4.4

DESCRIPTION OF REGISTRANT'S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Set forth below is the description of the common stock, par value $0.0001 per share (the "Common Stock") of SusGlobal Energy Corp. ("we" or "our"). The following description summarizes the most important terms of these securities. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Certificate of Incorporation (the "Certificate"), and our Bylaws, copies of which have been previously filed with the Securities and Exchange Commission and are incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2020. You should refer to our Certificate, Bylaws and the applicable provisions of the Delaware General Corporation Law (the "DGCL"), for a complete description.

The Common Stock is the only class of our securities currently registered under Section 12 of the Securities Exchange Act of 1934. Our Common Stock is quoted on the OTCQB under the symbol "SNRG."

Authorized Common Stock

Our authorized Common Stock consists of 150,000,000 shares.

Dividend Rights

Subject to limitations under the DGCL and to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Common Stock are entitled to receive dividends out of funds legally available if our Board of Directors, in its discretion, determines to declare and pay dividends and then only at the times and in the amounts that our Board of Directors may determine.

Voting Rights

Holders of our Common Stock are entitled to one vote for each share held on all matters properly submitted to a vote of stockholders on which holders of Common Stock are entitled to vote. We have not provided for cumulative voting for the election of directors in our Certificate. The directors are elected by a plurality of the outstanding shares entitled to vote on the election of directors. On all other matters the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the meeting and entitled to vote on the subject matter constitutes the act of the stockholders, except as otherwise expressly provided by the Nevada Revised Statutes.

No Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Transfer Agent and Registrar

Heritage U.S. Transfer Corp. is the transfer agent and registrar in respect of the common stock.